DISCOVER FINANCIAL SERVICES NAMES ADDITIONAL BOARD DIRECTORS

Riverwoods, IL, Feb. 23, 2009 - Discover Financial Services (NYSE:DFS) today announced that Cynthia A. Glassman and Richard H. Lenny have joined the company's Board of Directors.

Glassman was undersecretary for economic affairs at the U.S. Department of Commerce from 2006 to 2009, and Lenny was chairman, president and chief executive officer of The Hershey Company from January 2002 until his retirement in December 2007.

"Cyndi and Rick are strategic additions to our talented board," said David Nelms, Discover's chairman and chief executive officer. "Cyndi's expertise in the regulatory arena and Rick's leadership of major consumer brands provide more depth and further experience to the board as we position Discover to seize new opportunities in these tough economic times."

Prior to serving at the Commerce Department, Glassman was a commissioner at the U.S. Securities and Exchange Commission from 2002 to 2006. She received her M.A. and Ph.D. in economics from the University of Pennsylvania and her B.A. in economics from Wellesley College. She serves on the Audit Committee.

Lenny served as a group vice president of Kraft Foods and president of its Nabisco Biscuit and Snack business before joining Hershey, a manufacturer, distributor and marketer of chocolate, sugar confectionary, refreshment, and snack products. He has a bachelor's degree from Georgia State University and received his M.B.A. from Northwestern University's J.L. Kellogg School of Management. He is a director of McDonald's Corporation and serves on Discover's Nominating and Governance Committee.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America's cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

Investor Contact

Craig Streem

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Vice President, Investor Relations

224-405-3575

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Jon Drummond

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Corporate Public Relations

224-405-1888